Exhibit 10.2

MILLIPORE CORPORATION 2008 STOCK INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

This Performance Restricted Stock Unit Award Agreement (this “Award Agreement”) is made effective as of                      (the “Award Date”) between Millipore Corporation, a corporation organized under the laws of the Commonwealth of Massachusetts (the “Corporation”) and [NAME] (the “Employee”). Capitalized terms not defined in this Award Agreement shall have the meaning given to such terms in the Millipore Corporation 2008 Stock Incentive Plan, as may be amended from time to time (the “Plan”).

This Award allows the Employee to earn a vested right to Restricted Stock Units based (i) upon the Corporation’s achievement of the 3-Year Constant Currency Revenue CAGR and 3-Year Cumulative Free Cash Flow during the period from January 1, [Year of Award] to December 31, [Third Calendar Year from Year of Award] and (ii) continued employment by the Employee with the Corporation and its subsidiaries. The Target Award that the Employee may earn with respect to each Performance Criteria is [            ] Shares of Stock, for a total of [            ] Shares of Stock. No more than [            ] Shares of Stock may be earned in total under this Award Agreement.

The Corporation and the Employee agree that the following terms and conditions shall govern this Award:

1. Application of Plan Terms; Nature of Award: This Award shall be subject to all the terms of the Plan, and the Employee agrees to be bound by such terms and by the terms of this Award Agreement. The Restricted Stock Units covered by this Award, subject to adjustment as provided in Sections 11 and 15 of the Plan and Section 9(f) of this Award Agreement, represent the conditional right of the Employee to receive Shares in accordance with Section 3 below.

2. Definitions: For purposes of this Award Agreement, the following terms shall have the meanings set forth below:

“Award Period” means the period beginning on January 1, [Year of Award] to December 31, [Third Calendar Year from Year of Award].

“Committee” means the Management Development and Compensation Committee of the Board of Directors of the Corporation.

“Performance Criteria” means, with respect to this Award Agreement, 3-Year Constant Currency Revenue CAGR and 3-Year Cumulative Free Cash Flow.

“Plan” means the Millipore Corporation 2008 Stock Incentive Plan, as may be amended from time to time.

“Target Award” means, with respect to each Performance Criteria, [            ] Shares of Stock.

“3-Year Constant Currency Revenue CAGR” means the compound annual growth rate of the Corporation’s reported revenues, including the impact of acquisitions, but excluding the impact of currency exchange rate fluctuations, during the three years comprising the Award Period. For purposes of calculating the 3-Year Constant Currency Revenue CAGR, the impact of currency fluctuations shall be excluded by translating all reported revenues during the Award Period at average exchange rates in effect during the year immediately preceding the Award Period.

“3-Year Cumulative Free Cash Flow” means the sum of the Corporation’s net cash provided by operating activities, less the Corporation’s capital expenditures, as reported in the Corporation’s Consolidated Statement of Cash Flows for the three years comprising the Award Period.

3.	Determining the Number of Earned Restricted Stock Units:

(a) Except as provided in Section 6 and Section 7 of this Award Agreement, the number of Restricted Stock Units earned with respect to each Performance Criteria as of the end of the Award Period will be determined as follows:

Number of Shares = Payout Percentage x Target Award

(b) The “Payout Percentage” with respect to 3-Year Constant Currency Revenue CAGR shall be as follows:

3-Year Constant Currency Revenue CAGR	Payout Percentage
%	25%
%	75%
%	100%
%	110%
%	120%
%	135%
%	150%

No payout will be earned if 3-Year Constant Currency Revenue CAGR is less than four percent. No payout over 150% of the Target Award will be made under any circumstances. The Corporation’s failure to meet the threshold for payment with respect to 3-Year Cumulative Free Cash Flow under this Award Agreement shall not affect the number of earned Restricted Stock Units under this Section 3(b).

(c) The “Payout Percentage” with respect to 3-Year Cumulative Free Cash Flow shall be as follows:

3-Year Cumulative Free Cash Flow (in Millions)	Payout Percentage
$50%
$63%
$75%
$88%
$100%
$113%
$125%
$138%
$150%

No payout will be earned if 3-Year Cumulative Free Cash Flow is less than $             million. No payout over 150% of the Target Award will be made under any circumstances. Failure to meet the threshold for payment with respect to 3-Year Constant Currency Revenue CAGR shall not affect the number of earned Restricted Stock Units under this Section 3(c).

(d) In determining the Payout Percentage under Section 3(b) and 3(c) above, the Committee shall interpolate the percentage for the achievement of the Performance Criteria between each applicable level in the tables, which percentage shall be calculated to the nearest one-hundredth percent (.01%). Fractional shares shall be aggregated until, and eliminated at the time earned by rounding down for fractions less than one-half and rounding up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(e) All amounts under this Section 3 shall be determined using U.S. Generally Accepted Accounting Principles. The Committee shall be entitled to rely on the Corporation’s audited financial statements or a report from the Audit and Finance Committee of the Corporation’s Board of Directors in determining the number of earned Shares under this Section 3. 3-Year Constant Currency Revenue CAGR and 3-Year Cumulative Free Cash Flow shall be adjusted to exclude discontinued operations and the effects of changes in accounting principles during the Award Period when measuring financial performance under this Section 3.

(f) The Committee shall determine the extent to which Restricted Stock Units have been earned during the Award Period on the basis of the Corporation’s actual performance (after the adjustments described in Section 3(e) above, if applicable) in relation to the established goals under Section 3(b) and Section 3(c) above. It is intended that the Committee make this determination at such time and in such manner as will allow the Corporation to deliver earned Shares as provided in Section 4 below not later than March 15, [Year immediately subsequent to Award Period expiration]. The Committee shall certify these results in writing in accordance with the Plan. Any rights to Restricted Stock Units that are not earned, based on the Corporation’s performance during the Award Period, as reasonably determined by the Committee, shall be permanently canceled and forfeited.

4. Settlement of Restricted Stock Units: Subject to Section 5, Section 6 and Section 7 of this Award Agreement, the Corporation shall deliver or cause to be delivered to the Employee, or his or her legal guardian or legal representative, the number of Shares of Stock represented by the Restricted Stock Units that are earned as determined under Section 3 above (or other evidence of the delivery of such Stock) as soon as reasonably practicable, but in any event no later than March 15, [Year immediately subsequent to Award Period expiration], in compliance with applicable law. The Corporation shall, to the extent required by law, have the right to deduct from payment of Shares the minimum amount of any taxes required by law to be withheld as set forth in Section 9(e) below.

5. Termination of Employment:

(a) Payouts under Section 4 above are subject to continued employment by the Employee with the Corporation or its subsidiaries until the end of the Award Period. Except as provided in Section 5(b) and 5(c) below, in the event that the Employee terminates employment with the Corporation and its subsidiaries prior to December 31, [Year of Award Expiration], the Employee shall immediately forfeit all Restricted Stock Units (whether or not earned under Section 3 above) under this Award Agreement upon such employment termination.

(b) If the Employee’s employment is terminated without Cause by the Corporation during the third year of the Award Period (i.e., [Year of Award Expiration]), and the Employee was actively employed at all times during the first two years of the Award Period (i.e., [First Two Years]), the Employee shall receive two-thirds of the number of Shares determined under Section 3 (or, in the event of a Change of Control after such termination but before the end of the Award Period, as determined under Section 7 below) due to the achievement of one or more Performance Criteria during the Award Period. For purpose of this Award Agreement, “Cause” means any of the following:

(1)	repeated and documented failure or refusal, without proper legal cause, to perform the duties and responsibilities of the Employee’s position;

(2)	the Employee’s conviction, indictment or entering into a guilty plea or a plea of no contest (or their procedural equivalent) for any felony or other crime with respect to which imprisonment is reasonably likely;

(3)	the Employee’s misappropriation or embezzlement of funds or property belonging to the Corporation;

(4)	the appropriation (or attempted appropriation) of a material business opportunity of the Corporation, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Corporation;

(5)	the Employee’s engaging in activities that constitute a material breach or violation of any non-competition, non-solicitation or confidentiality obligation or the Employee Code of Conduct (including its Rules of Conduct) dated October 26, 2006, and as may be amended from time to time;

(6)	chronic absenteeism not caused by disability;

(7)	engaging in sexual harassment in violation of applicable federal, state or local laws or the Corporation’s employment policies; or

(8)	controlled substance abuse, alcoholism or drug addiction that interferes with or affects the Employee’s responsibilities to the Corporation or that reflects negatively upon the Corporation’s integrity or reputation.

The Employee shall have a reasonable period of time (but in no event less than 15 days) to cure any material breach described in paragraph (5) above; provided, however, that the Corporation shall not be required to provide the Employee an opportunity to cure a material breach under paragraph (5) above if the Committee reasonably determines that such breach is not capable of being cured. “Cause” does not include any act or omission of which any member of the Corporation’s Board of Directors who is not a party to such act or omission has had actual knowledge for at least six months.

(c) If the Employee’s employment is terminated by reason of death, disability or Retirement during the Award Period, the Employee shall receive a pro-rata portion of the number of Shares, if any, that are earned under Section 3 due to the achievement of one or more Performance Criteria during the Award Period (or, in the event of a Change of Control after such termination but before the end of the Award Period, as determined under Section 7 below). The pro-rata percentage of the number of earned Shares to be paid shall equal the amount determined under Section 3 above multiplied by the number of the Employee’s fully completed months of active employment during the Award Period divided by thirty-six. For purposes of this Section 5(c), “disability” means if, for physical or mental reasons, the Employee is unable to perform the duties assigned to the Employee by the Corporation for 120 consecutive days, or 180 days during any twelve-month period, as reasonably determined by the Committee (or its designee).

(d) Any payment of Shares that are paid to the Employee following employment termination under the circumstances described in Section 5(b) or Section 5(c) above shall be paid at such time as determined under Section 4 above or, if earlier, upon a Change of Control as provided under Section 7. The Employee may designate on a form provided by the Corporation a beneficiary or beneficiaries to receive, in the event of the Employee’s death, all or part of any amounts to be distributed to the Employee under this Award Agreement.

(e) If the Employee is on a leave of absence from the Corporation or a subsidiary for such purpose or reason as the Corporation may approve and inform the Committee, the Employee shall not be deemed during the period of such approved leave, by virtue of such approved absence alone, to have terminated employment with the Corporation or its subsidiaries, nor is the period of leave, whether paid or unpaid, considered active employment for the purpose of right to a pro-rata portion of Shares as described under Section 3(b) or Section 3(c).

6. Right to Recover Payments under this Award Agreement: Notwithstanding anything to the contrary in this Award Agreement, if it is determined by the Committee that (i) any action or inaction by the Employee during the Award Period constituted grounds for termination for Cause described in Section 5(b)(3), Section 5(b)(4) or Section 5(b)(5) above, or (ii) the number of Shares determined to be paid under Section 3 above was based on materially inaccurate financial statements or any other materially inaccurate financial information, regardless of who is responsible for the inaccuracy, then the Corporation may recover all or any portion of the Shares paid to the Employee under this Award Agreement (but in no event more than the amount that was improperly paid if the right to recover is due solely to circumstances described in clause (ii) above), and the Employee agrees to repay and return any such Shares (or the proceeds realized by the Employee upon an earlier disposition of the Shares) to the Corporation. The Corporation may, in its sole discretion, affect any such recovery by obtaining repayment directly from the Employee, setting off the amount owed to it against any amount or award that would otherwise be granted by the Corporation to the Employee, reducing any future compensation or benefit to the Employee or any combination thereof.

7. Change of Control: In the event that a Change of Control occurs during the Award Period and the Employee either (i) remains continuously employed by the Corporation or its subsidiaries on the Change of Control or (ii) terminates employment under circumstances described in Section 5(b) or Section 5(c) above during the Award Period but before a Change in Control, the following provisions shall apply when determining the number of Shares to be distributed to the Employee and the time of distribution in lieu of Section 3 and Section 4 above:

(a) If the Change of Control occurs during the first year of the Award Period (i.e., [First Year]),  1/3 of the Target Award with respect to each Performance Criteria shall vest upon such Change of Control.

(b) If the Change of Control occurs during the second year of the Award Period (i.e., [Second Year]),  2/3 of the Target Award with respect to each Performance Criteria shall vest upon such Change of Control.

(c) If the Change of Control occurs during the third year of the Award Period (i.e., [Third Year], 100% of the Target Award with respect to each Performance Criteria shall vest upon such Change of Control.

(d) Any Restricted Stock Units that vest upon a Change of Control shall be distributed in Shares upon the Change of Control.

The Employee acknowledges by signing this Award Agreement that the vesting of the Restricted Stock Units and delivery of Shares covered by this Agreement upon a Change of Control shall solely be governed by this Section 7 notwithstanding any other prior agreement or understanding, written or oral, to the contrary.

8. Employee Rights: The Employee’s rights with respect to the Restricted Stock Units evidenced by this Award Agreement may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered, and any attempt to do so shall be null and void. This Award Agreement does not confer upon the Employee any right to continued employment by the Corporation or subsidiary, nor shall it interfere in any way with the right of the Corporation or a subsidiary to terminate the Employee’s employment at any time.

9. Miscellaneous:

(a)	The Plan and this Award Agreement constitute the entire agreement between the Corporation and the Employee pertaining to the subject matter hereof, and supersede all prior or contemporaneous written or verbal agreements and understandings between the parties.

(b)	This Award Agreement may be amended by the Corporation only through action of the Committee and the Employee without the consent of any other person.

(c)	The Committee has full authority and discretion, subject only to the express terms of the Plan and this Award Agreement, to decide all matters relating to the administration and interpretation of the Plan and this Award Agreement, and all determination by the Committee shall be final, conclusive and binding upon the Corporation, and any subsidiary, the Employee and all interested parties.

(d)	The Employee shall have no rights of a shareholder with respect to any Stock subject to the Restricted Stock Units until such time, if any, as such Stock is actually delivered. Shares delivered under this Award Agreement shall be subject to the Corporation’s insider trading policy (including but not limited to any blackout period), securities pre-clearance policy, stock ownership guidelines and any other restrictions that may be imposed from time to time on the Corporation’s directors and officers.

(e)

If, at the time of delivery of Shares or other consideration in settlement of the Restricted Stock Units, the Employee shall not be a Section 16 Officer (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended) of the

Corporation, then such delivery shall be subject to the Corporation’s right to withhold from such delivery, or from other consideration due to the Employee, in whole or in part, any liability for withholding taxes with respect to such Restricted Stock Units, or to require the Employee to make other arrangements satisfactory to the Corporation for the satisfaction of such liability. If, at the time of delivery of Shares or other consideration in settlement of the Restricted Stock Units, the Employee shall be a Section 16 Officer (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended) of the Corporation, then, in such Employee’s discretion, such Employee may satisfy, in whole or in part, any liability for withholding taxes with respect to such Restricted Stock Units by having the Corporation withhold from the Shares such Employee would be entitled to receive pursuant to such Restricted Stock Units a number of Shares having a Fair Market Value equal to the minimum statutory amount of such liability.

(f)	In the circumstances described in Section 11 of the Plan, the Corporation shall make such adjustments to outstanding Restricted Stock Units as it shall deem appropriate in accordance with Section 11 of the Plan. Except for adjustments in the event of an extraordinary dividend or a dividend payable in Shares, no dividends or dividend equivalents will accrue with respect to Restricted Stock Units under this Award Agreement in respect of any record date that precedes the settlement of the Restricted Stock Units.

(g)	The Corporation shall make reasonable efforts to comply with all applicable federal and state securities laws applicable to the Plan and the Award; provided, however, that the Corporation shall not be obligated to deliver any Shares under the Award if the delivery thereof would result in a violation of any such law.

(h)	In the circumstances described in Section 15 of the Plan, the Corporation shall make such adjustments to outstanding Restricted Stock Units as it shall deem appropriate in accordance with Section 15 of the Plan.

(i)	This Award Agreement shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts.

(j)	Neither this Award nor any payment of Shares as described above shall be considered compensation for purposes of any employee benefit plan, agreement or arrangement sponsored, maintained by or contributed to by the Corporation or any of its subsidiaries.

(k)	The Plan, including the definition of terms, is incorporated in this Award Agreement by reference and made a part of it. In the event of any conflict among the provisions of the Plan document and this Award Agreement, the Plan document shall prevail.

10. Section 409A of the Code:

(a)	It is intended that the Award of Restricted Stock Units be exempt from the requirements of Section 409A of the Code, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the foregoing.

(b)	Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Corporation reserves the right to make amendments to this Award Agreement as the Corporation deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, the Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Employee or for the Employee’s account in connection with this Award Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Corporation nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Employee harmless from any or all of such taxes or penalties.

The Award is subject to cancellation by the Corporation in its sole discretion unless the Employee, by not later than thirty (30) days after receipt, has signed a duplicate of this Award Agreement, in the space provided below, and returned the signed duplicate to [            ], which may be accomplished by hand delivery, first class or overnight mail, or electronic delivery.

MILLIPORE CORPORATION

By

Date:

Acceptance of Award Agreement

IN WITNESS OF the Employee’s acceptance of this Award Agreement and the Employee’s agreement to be bound by the provisions of this Award Agreement and the Plan, the Employee has signed this Award Agreement this             day of             ,             .

Date:
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